Exhibit 11.1

Kitov Pharmaceuticals Holdings Ltd.

Code of Ethics and Business Conduct

A.	Purpose

The Board of Directors of Kitov Pharmaceuticals Holdings Ltd. (together with its subsidiary, the "Company" or “KITOV”) has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)     promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)     promote complete, fair, proper, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC"), the Israel Securities Authority (“ISA”), the NASDAQ, the Tel Aviv Stock Exchange (the “TASE”) and in other public communications made by the Company;

(c)     promote compliance with applicable governmental laws, rules and regulations;

(d)     promote the protection of Company assets, including corporate opportunities and confidential information;

(e)     promote fair dealing practices;

(f)      deter wrongdoing; and

(g)     ensure accountability for adherence to the Code.

In order to implement these principles and to support the measures by which the Company, its managers and employees will conduct themselves pursuant thereto, the Company has adopted this Code to anchor the fundamental norms conducted within the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; avoidance of conflicts of interest, including disclosure to the General Counsel of the Company (the "Compliance Officer") of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; complete, fair, proper timely and understandable disclosure in periodic reports filed by Company as well as in its other public communications; compliance with all applicable governmental rules and regulations; prompt internal reporting of violations of this Code of Ethics; and accountability for adherence to this Code of Ethics, and to offer clear and readable rules thereunder.

The rules are not a closed or exhaustive list of principles that guide the Company's activities. When there is no clear answer in the rules to issues that require an employee to exercise discretion, such employee must act in order to fulfill the requirements of the law and the principles presented here, and the spirit of the rules.

These rules apply to the Company, its directors, managers and employees, in all aspects of the Company's operations, both relations within the Company and externally. All directors, officers and employees are required to be familiar with the Code. Additionally, key advisors and service providers (“Service Providers”) will be informed in general or on an as needed basis about the Code and their cooperation will be required. KITOV expects its directors, managers, employees and Service Providers to comply with the Code. Violation of the Code by a manager, employee or Service Provider may result in, among other things and subject to applicable law, termination of the relationship with the Company.

B.	Compliance with the Law

The uncompromising policy of KITOV is to meet all statutory requirements, including in the United States of America, in Israel and in other countries where the Company operates. As such, employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. The Company utilizes, as appropriate, legal counsel, accounting advisors and regulatory consultants in order to enable it to best prepare for and comply with statutory requirements.

Advice should be requested from the Compliance Officer every time the legality of a particular activity is in question.

KITOV is aware that even apparent violations of applicable law are able to hurt its reputation as well as to undermine relevant third parties’ trust in KITOV. Therefore KITOV urges its personnel to avoid even the appearance of any violation.

C.	The Company and its Employees/Consultants

Equal Rights. According to Company policy, all employees at KITOV enjoy their fundamental and legal rights. KITOV is committed to providing every applicant for employment and every employee equal opportunities according to his or her personal qualifications, with respect to job recruitment and advancement within the Company, as applicable.

Preventing discrimination and harassment. The Company prohibits discrimination of any kind on the basis of age, race, ethnicity, religion, gender, marital status and so on. Employees are expected to relate to each other with respect, and to avoid any kind of rude or violent behavior, including sexual harassment and verbal and physical violence.

Safety at work. KITOV is committed to a safe working environment according to strict standards and proper supervision. KITOV managers and employees are committed to strictly complying with internal procedures and standards applicable for the purposes of workplace safety.

Confidentiality and maintaining the company's intellectual property. KITOV is a science research based high-tech company, and as such, protection of its intellectual property and trade secrets is a basic duty of all managers and employees. The Company's employees and managers: (a) shall act to ensure that intellectual property and trade secrets of KITOV and of its customers, suppliers, officers and employees will not be accessible to outsiders, nor to those within the Company that do not need that information in order to fulfill their role in the Company; (b) make sure that when required to disclose intellectual property or trade secrets to outsiders for business purposes, the scope of the disclosure will be approved in advance by the Company's management while protecting the rights of the company through a commitment of confidentiality by the third party and when in doubt as to whether an obligation to disclose confidential information exists, employees shall consult with the Compliance Officer; (c) refrain from any unauthorized disclosure of intellectual property or trade secrets; (d) immediately notify the Company concerning any information or invention which can and will require legal action such as patent registration in order to secure and protect the rights of the Company.

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"Intellectual property" of the Company includes, among other, documents held by the Company, formulas, manufacturing processes, supplier and customer identities, programs, content, findings, test results, and other information generated during the operation of the company.

KITOV employees know that improper safeguarding of the Company's intellectual property rights, or negligent or deliberate leaking, can cause serious damage to the Company and can even completely thwart the Company’s business activities.

Conflicts of interest. A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Company officers, employees and consultants are strictly forbidden from deriving any personal benefit, whether for themselves or their immediate family members or other relatives, from any activity or transaction related to the Company. In addition, any officer, employee or consultant who is empowered to decide regarding an activity or transaction of the Company, in consequence of which he or she or his or her immediate family or his or her other relatives will or are likely to benefit directly or indirectly, shall refrain from the decision to engage in the activity or enter into the transaction, and instead shall present the matter to be decided to his or her superiors, while listing the benefits he or she or his or her immediate family or other relatives may benefit from in such instance.

Situations that should be avoided as they may constitute a conflict of interest include, among other things, the following:

1.	Loans to or guarantees of obligations by KITOV of KITOV personnel and their respective family members.

2.	KITOV personnel’s engaging in other jobs, which interfere with their efficiency or the performance of their tasks in the Company.

3.	KITOV personnel or their family members possessing ownership interests in any of KITOV's recent, current or prospective customers, competitors, suppliers or service providers.

4.	The provision of services of any kind, including service as a director, officer, employee or consultant, to a recent, current or prospective customer, competitor, supplier or service provider of KITOV by KITOV personnel or their family members.

5.	KITOV personnel or their family members acting as a broker, finder or other intermediary in a transaction involving KITOV.

6.	Any investment, interest or association that interferes, might interfere, or might be thought to interfere, with the exercise of judgment in KITOV's best interests by KITOV personnel.

7.	The receipt by KITOV personnel or their family members of money, loans, gifts, benefits, services or anything of monetary value from any of KITOV's recent, current or prospective customers, competitors, suppliers or service providers, including common courtesies and hospitalities if their scale or nature would in any way appear to affect the impartiality of KITOV personnel or imply a conflict of interest. Gifts that are received which are greater than nominal value should be returned immediately and reported. If immediate return is not practical, the gift should be given to KITOV for charitable disposition or other disposition as the Company believes appropriate. However, if there is no reasonable likelihood of improper influence in the performance of duties on the part of KITOV personnel on behalf of KITOV, it is acceptable to receive:

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•	normal business courtesies that are reasonable in nature, frequency and cost, such as meals, occasional athletic, social or cultural events, or participation in corporate promotional events, all involving no more than ordinary amenities;

•	paid trips or guest accommodations in connection with proper company business with the prior written approval of the Compliance Officer;

•	fees or other compensation received from any organization in which membership or an official position is held with the prior written approval of the Compliance Officer;

•	loans from financial institutions made in the ordinary course of their business on customary terms and at prevailing rates; or

•	gifts of nominal value (less than $200) during the holiday season.

KITOV prohibits bribery by its officers, employees and Service Providers in the conduct of its business. The use of Company funds or assets for gifts, gratuities or other favors to suppliers, customers or government officials is strictly prohibited, except to the extent such gifts, gratuities or other favors are of nominal value. No bribes, kickbacks or payments shall be made to or for the benefit of government employees, customers, physicians/health care providers or other persons for the purpose of influencing, obtaining or retaining business. This policy extends not only to direct payment, but also forbids indirect payments made through third parties.

When in doubt, employees are invited to consult with the Compliance Officer.

Conflicts of interest cannot always be avoided but it is KITOV's policy to try to avoid them as much as possible.

Prohibition of insider trading. KITOV is a public company and its securities are traded on the Tel Aviv Stock Exchange and on the Nasdaq Capital Market. As a result, various obligations under the securities laws apply to the Company, its directors, employees, consultants and significant shareholders, and those individuals are committed to strictly comply with these obligations. Included amongst these obligations, it is strictly forbidden for managers and employees to (i) trade in securities of the Company based on "inside information", i.e. information that is not available to the general public, which may, if revealed, affect the Company's share price, including, without limitation, information about future financial results, negotiations, business results, clinical trial results, regulatory information, etc. or (ii) directly or indirectly "tip" others who might make an investment decision on the basis of that information. These rules herein do not exhaust the obligations and prohibitions that apply to employees and directors in connection with securities and insider trading. It is recommended for Company employees to consult the Company's senior management when there is any doubt concerning whether the sale or purchase of securities of the Company is, or may be, considered using inside information.

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D.	The Company and its Products

Product Quality. KITOV is committed to the development and manufacturing of pharmaceutical products at the highest standard of quality, safety and efficiency, while ensuring that the rules and regulations applicable to its products and production processes and development are followed. Employees and consultants are required to immediately report to their superiors any concerns regarding actual or potential defects in products, manufacturing processes, or the non-compliance of relevant rules or standards.

Regulation. The development, manufacture and marketing of KITOV’ products are subject to regulations and standards in the United States of America, Israel and elsewhere around the world. KITOV, its employees, consultants and Service Providers must conduct business in compliance with all applicable laws, rules and regulations, as well as in compliance with clinical and regulatory policies, including but not limited to the FDA, Good Clinical Practices (GCP), Good Laboratory Practices (GLP), and Good Manufacturing Practices (GMP). The Company, its consultants and its employees are responsible to comply with the obligations arising from such, including in connection with marketing authorizations, conducting clinical trials, compliance with regulations, monitoring design, labels, etc., all while ensuring maximum compliance with the procedures, rules and regulations applicable from time to time. An employee or consultant shall immediately inform his superiors about any concern regarding the non-compliance of such rules and procedures in full.

The Company and the Environment. KITOV has profound recognition of the importance of protecting the environment, and is committed to ensuring that its activities, including any production process procured by the Company and the handling of hazardous materials shall be performed in accordance with the law, regulations and licenses applicable to it at any time.

E.	Fair Dealing

Antitrust and competition laws worldwide exist to ensure fairness in business practices. KITOV's policy is to compete fairly and comply with all such laws designed to regulate aspects of business, including competition and pricing. KITOV and KITOV personnel shall deal fairly with, and not take advantage of, KITOV's customers, suppliers, competitors, officers and employees. This includes, for example, abusing privileged information, concealing or misrepresenting facts, misusing trade secret information obtained without the owner's consent, etc. In order to avoid creating even the appearance of improper arrangements, KITOV prohibits: discussions or other contacts with competitors regarding establishing pricing levels or 'fixing', pricing stabilization; discussions or other contacts with suppliers and customers that illegally restrict trade or exclude competitors from the marketplace; agreements or arrangements with competitors regarding territories or markets in which competitive products are sold, allocating markets or customers; agreements with others to boycott customers or suppliers. Whenever there is a doubt regarding interactions as above mentioned, the individual must immediately report to the Company’s General Counsel or through the Open Door Policy procedures and the issue will be brought to the attention of the Company’s Audit Committee.

F.	Proper Accounting and Financial Integrity

KITOV's books, records and accounts must reflect, properly and fairly and within KITOV's regular system of accountability, all of KITOV's transactions and the acquisition and disposition of its assets. All transactions shall be properly recorded to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all assets and activities of KITOV. Under no circumstances shall there be any unrecorded funds or assets, regardless of the purposes for which such fund or asset may have been intended, or any improper entry, knowingly made on the books and records. No payment on behalf of KITOV shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

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Complete, fair, proper, timely and understandable disclosure in the periodic reports filed with the SEC and NASDAQ, and the Israel Securities Authority and TASE must comply with applicable U.S. and Israeli securities laws and SEC, ISA, NASDAQ and TASE rules. Depending on their respective positions with the Company, employees, consultants, officers or directors may be called upon to provide information necessary to assure that KITOV’s public reports are complete, fair, proper, timely and understandable. KITOV expects employees, consultants officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to public disclosure requirements and to exercise the highest standard of care in preparing public reports in accordance with the following guidelines, including, without limitation: (i) all Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction; (ii) all records must fairly and properly reflect the transactions or occurrences to which they relate; (iii) all records must fairly and properly reflect in reasonable detail the assets, liabilities, revenues and expenses of KITOV; (iv) accounting records must not contain any intentionally false or intentionally misleading entries; (v) no transaction may be intentionally misclassified as to accounts, departments or accounting periods; (vi) all transactions must be supported by proper documentation in reasonable detail and recorded in the proper accounts and in the proper accounting period; (vii) no information may be concealed from the internal auditors, the independent auditors, the Audit Committee of the Board of Directors or the Board of Directors; and (viii) compliance with generally accepted accounting principles and KITOV's system of internal accounting controls is required at all times.

G.	Computers and the Internet

KITOV employees and consultants are expected to use approved mechanisms, tools and procedures for any activity or communication that goes through hardware and network belonging to the Company or for confidential material related to the company.

The Company may be required by law or other applicable regulations to review the emails or computer files of its employees. Employees and consultants are expected to maintain the highest standards of professionalism in all written communications.

Social Media. Social media are digital technologies and practices that enable people to create and share content, opinions, insights, experiences and perspectives in different ways (for example, blogs, social networks, etc.). Social media are occasionally used by KITOV and its employees and consultants for business purposes and by employees and consultants for various personal purposes. KITOV seeks to use the newest forms of technology and communication to reach our stakeholders. The Company also respects the rights of employees to engage in personal use of social media. Whether such use is for Company or personal purposes, users must adhere to KITOV’s values and ensure ongoing compliance with applicable laws and Company policies. Use discretion and common sense regarding the potential consequences of any social media use. Be open and honest about any affiliation with KITOV when it is relevant to the issue. While disclosing any KITOV affiliation status, make it clear that any ideas or opinions expressed are personal, and may not represent the position of the Company on the issue. Refrain from using social media to discuss issues that involve KITOV’s confidential and proprietary information.

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H.	Government, Analyst and Media Inquiries

KITOV must be made aware of any inquiries from the government, the financial/analyst community, or the news media so that it can respond in a timely manner and in line with its internal policy. If a representative of a governmental agency, financial/analyst community or the news media seeking an interview or making a request for information contacts an individual affiliated with the Company, such representative should immediately be referred to the Chairman of the Board, CEO, CFO of General Counsel.

I.	Corporate and Individual Political Activity

KITOV respects the right of members of the Board of Directors, employees and Service Providers to participate in the political process and engage in political activities of their choosing. Many governments prohibit or regulate corporate monetary or in-kind political contributions. Any proposed corporate contribution or political activity should be reviewed and approved by KITOV’s General Counsel and/or the Audit Committee. Lobbying activity on behalf of the interests of our Company is permissible, but highly regulated by law. Regulators are to be treated in a professional manner and with respect. One must obtain approval from the General Council and/or the Audit Committee before: (i) lobbying or meeting with a government official, whether individually or as part of a group (e.g., a trade association); (ii) engaging a lobbyist at any level of government; or (iii) inviting a government official to a KITOV facility.

Directors’, Employees’ and Service Providers’ lawful, personal political activity in support of candidates or parties is allowed, as long as it is not on Company time or on Company property, and is not funded by Company resources. When such individuals are involved in their personal civic and political affairs, they must make it clear at all times that the views and actions are their own and not those of KITOV. KITOV does not use corporate funds, resources or facilities to support a governmental entity, political organization, party or candidate, except where permitted by law. All political contributions made by KITOV must comply with Company policies, including obtaining the prior written approval of the General Counsel and the Audit Committee.

J.	Open Door Policy

General. In KITOV Company employees and consultants are encouraged to talk with managers at all levels about any possible ethical, legal and administrative shortcomings, without fear of reprisal on the part of the Company.

Filing a complaint. When possible, it is preferable for the employee or consultant to turn to his superior in the Company. If this is not possible, including when the employee or consultant feels uncomfortable with such an approach, the employee may apply directly to the Chairman of the Audit Committee of the Company whose contact details are set forth in Exhibit A. The complaint should include the relevant information, to the extent possible, needed to examine the deficiency.

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Complaint Handling. After receiving a complaint about the deficiency, the Compliance Officer or the Chairman of the Audit Committee, as applicable, shall order an immediate and thorough investigation of the complaint, shall provide the complainant an update on the progress of the investigation, and will determine the actions to be performed to correct the deficiencies, to the extent any are found.

Confidentiality. In order to allow the complainant to provide detailed information that allows an effective investigation, such information (as well as the complainant’s identity) will be kept confidential except as reasonably necessary to carry out the investigation and to correct deficiencies, to the extent any such are found.

Protection. KITOV is aware of the difficulty of the decision to warn of any deficiency, as stated above. The Company will not allow any retaliation, harassment or any pressures against the employee or consultant, and will work to provide protection against such actions as stated for any whistleblower who in good faith warns about any deficiency.

Document Retention. The Chairman of the Audit Committee (including acting through the Company Secretary who is obligated to maintain the confidentiality of the information), saves the documents relating to inquiries and any such investigations for at least 7 years.

K.	Waivers

Any waiver of this Code for directors or executive officers must be approved by the board of directors and must be disclosed to shareholders.

These rules are for all Company employees, both men and women. Any wording of the rules in the masculine is for convenience only.

The above Code of Ethics and Business Conduct were adopted by the Audit Committee of the Company at its meeting on March 16, 2016 and by the Board of Directors on March 16, 2016.

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